EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 8 to the Registration Statement (Form S-11 No. 333-207952) and related Prospectus of Steadfast Apartment REIT III, Inc. for the registration of up to $1,300,000,000 in shares of its common stock and to the incorporation by reference therein of our report dated March 16, 2017, with respect to the consolidated financial statements and schedule of Steadfast Apartment REIT III, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Irvine, California

July 12, 2017